Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PETROLEUM DEVELOPMENT CORPORATION

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned Corporation adopts the following Amended and Restated Articles of Incorporation:

FIRST:	The name of the Corporation is PETROLEUM DEVELOPMENT CORPORATION.

SECOND:
The Articles of Incorporation of the Corporation were filed with the Secretary of State of Nevada on the 25th day of March, 1955, and were amended by Certificate of Amendment to Articles of Incorporation on the 21st day of November, 1969 and by Certificate of Amendment of Articles of Incorporation on the 22nd day of September, 1997.

THIRD:	The Articles of Incorporation, as amended to the date of this certificate, are hereby amended and restated as follows:

FIRST.	The name of the Corporation is PETROLEUM DEVELOPMENT CORPORATION.

SECOND.
The Corporation's registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of the Corporation's resident agent at such address is The Corporation Trust Company of Nevada.

THIRD.	The number of shares of capital stock the Corporation is authorized to issue is 50,000,000 shares of Common Stock, par value $0.01 per share.

FOURTH.	The governing board of the Corporation shall be known as directors, and the number of directors shall not be less than three (3) nor more than nine (9).

FIFTH.	The purpose of the Corporation is to engage in any lawful activity permitted under the Nevada Revised Statutes.

SIXTH.
The stock of the Corporation shall be fully paid and nonassessable. No stockholder of the Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any shares or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or other securities would adversely affect the dividend or voting rights of such holders, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Corporation or other securities convertible into or carrying options or warrants to purchase shares of any class without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

SEVENTH.
The Corporation may from time to time determine whether and to what extent, and the times and places and upon what conditions, the books, records and assets of the Corporation, or any of them (other than the stock ledger), shall be open to inspection by the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation, except as conferred by law or by resolution of the Board of Directors or stockholders.

EIGHTH.	The Corporation shall have perpetual existence.

NINTH.
No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that this Article docs not eliminate or limit the liability of a director or officer for: (i) an act or omission that involves intentional misconduct, fraud or a knowing violation of the law; (ii) an act or omission for which the liability of a director or officer is expressly provided for by an applicable statute, including the liability for payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes; or (iii) any other act, omission, transaction or breach of duty as to which any applicable statute, rule or regulation provides that the liability of directors or officers may not be eliminated or limited. If the Nevada Revised Statutes or other applicable laws (collectively, "Laws") hereafter are amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Laws. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The number of shares of the Corporation outstanding and entitled to vote on an amendment and restatement of the Articles of Incorporation is 15,510,762, and the said changes, amendment and restatement have been consented and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Steven R. Williams
Steven R. Williams, President

/s/ Dale G. Rettinger
Dale G. Rettinger, Assistant Secretary

State of West Virginia	)
	)	ss.
County of Harrison	)

On Sept. 16 1998, personally appeared before me, a Notary Public, Steven R. Williams, President and Dale G. Rettinger, Assistant Secretary, who acknowledged that they executed the above instrument

/s/ Misty L. Finch
Signature of Notary